DUCKWALL-ALCO STORES, INC. REPORTS 23% INCREASE IN FIRST QUARTER EARNINGS

Prototype Store With Expanded Grocery Department To Open This Summer

ABILENE, Kansas - June 1, 2004 — Duckwall-ALCO Stores, Inc. (NASDAQ National Market: DUCK), which operates 264 full-line discount and hometown variety stores in 21 states in the central U.S., today announced higher earnings for the first quarter of FY2005.

For the quarter ended May 2, 2004, earnings from continuing operations rose 4% to $687,000, or $0.16 per diluted share, compared with $663,000, or $0.15 per diluted share, in the first quarter of FY2004. Net earnings rose 23% to $687,000, or $0.16 per diluted share, from $558,000, or $0.13 per diluted share, in the quarter ended May 4, 2003.

Sales increased 3.2% to $103.3 million in the most recent quarter, while same-store sales decreased approximately 0.3%. Sales for the quarter were unfavorably impacted by unseasonably cold weather, which affected sales of spring seasonal merchandise such as lawn and garden and apparel in many markets, as well as the occurrence of the Easter Holiday one week earlier this year.

“I am very pleased to report higher earnings, despite an unusually challenging environment for the discount retailing industry,” commented Glen L. Shank, Chairman and Chief Executive Officer of Duckwall-ALCO Stores, Inc. “Our performance benefited particularly from a significant reduction in `shrink’, along with further productivity gains at our distribution center. I am also very proud of our efforts to control freight expense during a period when fuel prices have soared and freight costs are increasing due to legislation that reduced the number of hours per day that drivers can operate their vehicles.”

“Our gross margin continues to be affected by a shift in sales mix reflecting our strategic decision to place a greater emphasis on consumable merchandise, which generally carries a lower margin,” continued Shank. “However, we are confident that the emphasis on consumables is having a positive impact upon the Company’s total sales and profits.”

Gross margin declined slightly to 33.2% of sales in the most recent quarter, from 33.3% in the prior-year period. The slight decline was primarily due to a shift in sales mix towards lower-margin merchandise, partially offset by a reduction in shrinkage costs. The shift in sales mix partly reflects the Company’s decision to expand the offerings of consumable products available in its stores. While consumables generally carry a lower margin than most other store merchandise, management believes the decision to place a greater emphasis upon consumables had a positive impact upon total sales and profits during the quarter. Additionally, increased transportation costs, reflecting higher fuel prices and legislation impacting the trucking industry, were offset by effective actions to control these costs.

Operating expenses as a percent of sales decreased slightly to 31.8% in the first quarter of FY2005, from 31.9% a year earlier, primarily due to significantly lower store opening expenses related to the timing of store openings, slightly lower distribution center expenses resulting from improved productivity, and lower incentive compensation costs, largely offset by increases in various expense categories, including general and medical insurance, payroll and credit card fees.

Interest expense declined to $282,000 in the most recent quarter, from $390,000 in the prior-year period, primarily due to lower borrowings.

The Company’s effective tax rate for the most recent quarter was 38.0%, compared with 36.3% in the first quarter of FY2004. The tax rate is higher in FY2005 primarily because last year’s effective tax rate included a benefit from a work opportunity tax credit. This tax credit may be renewed again this year by Congress, but it had not been renewed as of the close of the quarter. If legislation is passed to reauthorize such tax credits, the Company’s effective tax rate will be lowered at that time.

“Despite the success of our overall business strategy, which targets smaller markets that are not served locally by other national or regional full-line discount retailers, we continue to operate in a highly competitive industry that faces a number of challenges,” noted Shank. “Higher gasoline prices, for instance, not only raise our transportation costs, but they could reduce discretionary spending by many American families. Under such circumstances, our increased emphasis upon consumable merchandise could cushion the impact of any reduction in consumer spending on sales of higher priced products.”

“In recent years we have focused within our organization to optimize operating efficiencies and improve shareholder value. This focus has manifested itself in a store remodeling program that incorporates an expanded selection of consumables, our conversion to `every-day-low-prices’ as a competitive strategy, the repurchase of 21% of the Company’s outstanding common stock, a 10 percent reduction in the number of employee-hours required to operate a typical store in the last five years alone, and significant improvements in productivity at our distribution center. We have taken advantage of outside resources when appropriate to improve our performance, and our balance sheet has continued to benefit from reductions in outstanding debt. Our equity-to-total-capitalization ratio improved to 91% last year, and, using this measurement, our balance sheet today is the strongest it has been in more than a decade.”

“We feel strongly that our best opportunity to achieve our financial goals while providing outstanding customer service involves a greater emphasis on consumables, and I believe the Company is extraordinarily well-positioned to pursue this opportunity,” continued Shank. “This summer we will open our first prototype store with a dramatically expanded selection of grocery products. Once we optimize the operational efficiencies of this prototype and evaluate customer response, we plan to aggressively roll out the concept.”

During the first quarter of FY2005, the Company remodeled six ALCO stores as part of an ongoing program to enhance the performance of existing stores. A total of 93 stores have been remodeled since the inception of the remodeling program four years ago.

The Company has also opened a total of 18 new ALCO stores incorporating its latest merchandising concepts during the past four fiscal years, bringing the total number of ALCO stores with the updated format to 111 as of May 2, 2004.

During the most recent quarter, the Company opened one new ALCO store, and no stores were closed. Management plans to open approximately seven new ALCO stores and two new Duckwall stores during the current fiscal year.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores Inc. is a leading regional retailer that currently operates 264 full-line discount and hometown variety stores in 21 states in the central portion of the United States under the names “ALCO” and “Duckwall” respectively. The Company’s strategy is to target smaller markets not served by other regional or national full-line retail discount chains and provide the most convenient access to retail shopping within each market. The Company is headquartered in Abilene, Kansas and its common stock is listed on the NASDAQ National Market under the symbol “DUCK”.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Dick Mansfield
Vice President, Finance, Treasurer and Chief Financial Officer
785-263-3350 x286
e-mail: dmansfield@duckwall.com
internet home page: www.duckwall.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via
e-mail at info@rjfalkner.com

DUCKWALL-ALCO STORES, INC. Consolidated Statements of Operations (In thousands, except per share amounts) Unaudited

	Three Months Ended
	May 2, 2004	May 4, 2003

Net sales	$103,294	$100,048
Cost of sales	69,033	66,700

Gross profit	34,261	33,348

Selling, general and administrative	31,128	30,121
Depreciation and amortization	1,743	1,797

Total operating expenses	32,871	31,918

Operating income from continuing operations	1,390	1,430
Interest expense	282	390

Earnings from continuing operations before income taxes	1,108	1,040

Income tax expense	421	377

Earnings from continuing operations	687	663
Loss from discontinued operations, net of income tax	—	(105)

Net earnings	$687	$558

Per share data (diluted):

Earnings from continuing operations	$0.16	$0.15

Net earnings	$0.16	$0.13

Weighted-average shares outstanding:
Basic	4,320	4,259
Diluted	4,424	4,317

DUCKWALL-ALCO STORES, INC. Consolidated Balance Sheet (In thousands) Unaudited

	May 2, 2004	May 4, 2003
Assets
Current assets:
Cash and cash equivalents	$ 1,529	$ 2,725
Receivables	1,511	1,849
Inventories	141,158	136,229
Prepaid expenses	1,582	2,041

Total current assets	145,780	142,844

Property and equipment	87,293	85,681
Less accumulated amortization	61,077	55,805

Net property and equipment	26,216	29,876

Property under capital leases, net of accum. amortization	2,945	3,478
Other non-current assets	146	221
Deferred income taxes	1,033	557

Total assets	$176,120	$176,976

Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$ 403	$ 508
Current maturities of capital lease obligations	802	712
Accounts payable	32,437	31,186
Income taxes payable	393	759
Accrued salaries and commissions	3,519	3,883
Accrued taxes other than income	4,433	4,673
Other current liabilities	4,419	2,635
Deferred income taxes	1,636	2,126

Total current liabilities	48,042	46,482
Notes payable under revolving loan credit facility	11,746	20,704
Long-term debt, less current maturities		403
Capital lease obligations, less current maturities	4,382	5,206
Other noncurrent liabilities	1,321	1,423
Deferred revenue	314	748

Total liabilities	65,805	74,966

Stockholders’ equity
Common Stock, $.0001 par value, authorized 20,000,000 shares in 2004 and 2003; issued and outstanding 4,352,529 and 4,191,257 shares in 2004 and 2003, respectively	1	1

Additional paid-in capital	49,764	48,101
Retained earnings	60,550	53,908

Total stockholders’ equity	110,315	102,010

Total liabilities and stockholders’ equity	$176,120	$176,976